Exhibit 10.1

EPIZYME, INC.

Non-Employee Director Compensation Program

Under Epizyme, Inc.’s (the “Company”) director compensation program, the Company pays its non-employee directors retainers in cash. Each non-employee director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member, as well as additional fees for service as chairman of the board or chairman of each committee. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter and are as follows:

	Member Annual Fee	Chairman Additional Annual Fee
Board of Directors	$35,000	$35,000
Audit Committee	$7,500	$7,500
Compensation Committee	$5,000	$7,500
Nominating and Corporate Governance Committee	$4,000	$4,500

The Company also reimburses its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending its board of director and committee meetings.

The Company’s non-employee director compensation program also includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. For 2016, the stock will be issued on July 1, 2016, and the number of shares to be issued to participating directors will be determined by dividing the expected cash fees for the period from April 1, 2016 through December 31, 2016, by the closing price of the Company’s common stock, on July 1, 2016. After 2016, to stock will be issued on the date of the annual meeting, and the number of shares to be issued to participating directors will be determined by dividing the expected cash fees to be paid for the full year by the closing price of the Company’s common stock on the day of the annual meeting.

In addition, under the Company’s director compensation program, each non-employee director receives, upon his or her initial election to its board of directors, an option to purchase 25,000 shares of the Company’s common stock. Each of these options will vest as to 25% of the shares of common stock underlying such option on the one-year anniversary of the grant date and as to an additional 2.0833% of the shares of common stock underlying such option at the end of each successive month following the first anniversary of the grant date until the fourth anniversary of the grant date, subject to the non-employee director’s continued service as a director. Further, under the Company’s director compensation program, on the date of each annual meeting of stockholders, each non-employee director that had served on its board of directors for at least six months will receive an option to purchase 12,500 shares of the Company’s common stock. Each of these options will vest in full on the one-year anniversary of the grant date, subject to the non-employee director’s continued service as a director. All options issued to the Company’s non-employee directors under its director compensation program will become exercisable in full upon a change in control of the Company. The exercise price of these options will be equal to the fair market value of the Company’s common stock on the date of grant.